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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                               Schuler Homes, Inc.
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   808188 10 6
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                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement / /. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (SEE Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



                               (Page 1 of 5 Pages)

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--------------------------                                ----------------------
CUSIP NO. 808188 10 6                  13G                Page 2 of 5 Pages
--------------------------                                ----------------------

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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          SCHULER, JAMES K.

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          NOT APPLICABLE                                      (a) / /    (b) / /
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION
          CANADA
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                    5    SOLE VOTING POWER
   NUMBER OF                  11,507,178
    SHARES          ------------------------------------------------------------
 BENEFICIALLY       6    SHARED VOTING POWER
   OWNED BY                   200,000
     EACH           ------------------------------------------------------------
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON                    11,507,178
     WITH           ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                              200,000
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,507,178
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             /X/
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          55.13%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

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                                                             (Page 3 of 5 Pages)


ITEM 1(A).     NAME OF ISSUER:

               Schuler Homes, Inc.


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               828 Fort Street Mall, 4th Floor
               Honolulu, Hawaii  96813


ITEM 2(A).     NAME OF PERSON FILING:

               Schuler, James K.


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               828 Fort Street Mall, 4th Floor
               Honolulu, Hawaii  96813


ITEM 2(C).     CITIZENSHIP:

               Canada


ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock


ITEM 2(E).     CUSIP NUMBER:

               808188 10 6

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                                                             (Page 4 of 5 Pages)


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable


ITEM 4.   OWNERSHIP.

          (a) Amount beneficially owned: 11,507,178 Shares (excludes 200,000 shares of which the reporting person disclaims beneficial ownership)

          (b)  Percent of class:  55.13%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:  11,507,178

               (ii)  Shared power to vote or to direct the vote:  200,000(1)

               (iii) Sole power to dispose or to direct the disposition of:
                     11,507,178

               (iv)  Shared power to dispose or to direct the disposition of:
                     200,000(1)


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

--------------------
(1) The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of these securities.

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                                                             (Page 5 of 5 Pages)


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable


ITEM 10.  CERTIFICATION.

          Not Applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date:     February 14, 1997
                                                  ------------------------------


                                        Signature:  /s/     James K. Schuler
                                                  ------------------------------

                                        Name:               James K. Schuler
                                                  ------------------------------